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                                                                    Exhibit 99.2


                          [Lehman Brothers letterhead]

                                                      , 1999


Dear Safeguard Stockholder:

         In connection with the Safeguard Scientifics Directed Share Subscription Program relating to the U.S. Interactive public offering, you are receiving:

         o a letter from U.S. Interactive explaining the Directed Share Subscription Program, and

         o a copy of U.S. Interactive's prospectus relating to its public offering and the Directed Share Subscription Program.

         Please direct any questions regarding the Directed Share Subscription Program to Safeguard Scientifics automated investor relations line at (888) SFE-1200. Please do not call U.S. Interactive with any questions regarding this program. Only Safeguard's automated investor relations line or representatives of Safeguard will be able to answer your questions.



                                                          Very truly yours,


                                                          Lehman Brothers Inc.